Exhibit 5.1
[on the letterhead of Allen & Gledhill LLP]
Opinion of Allen & Gledhill LLP
3 August 2007
Chartered Semiconductor Manufacturing Ltd
60 Woodlands Industrial Park D, Street 2
Singapore 738406
Dear Sirs
Chartered Semiconductor Manufacturing Ltd — Registration Statement on Form S-8
1.	We have acted as Singapore legal advisers to Chartered Semiconductor Manufacturing Ltd (the “Company”), a company organised under the laws of Singapore, in connection with a registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on 3 August 2007 (the “Registration Statement”) for the registration under the United States Securities Act of 1933, as amended, of an aggregate of up to (a) 120 million ordinary shares in the capital of the Company (the “RSP Shares”), directly or in the form of American Depository Shares, issuable or transferable pursuant to the Chartered Semiconductor Manufacturing Ltd Restricted Share Unit Plan 2007 (the “RSP”) and (b) 80 million ordinary shares in the capital of the Company (the “PSP Shares”, and together with the RSP Shares, the “Shares”), directly or in the form of American Depository Shares, issuable or transferable pursuant to the Chartered Semiconductor Manufacturing Ltd Performance Share Unit Plan 2007 (the “PSP”, and together with the RSP, the “Plans”).
2.	We have examined the following documents:
(a)	a copy of each of the Plans;

(b)	a draft of the Registration Statement;

(c)	copies of the Memorandum and Articles of Association and the Certificate of Incorporation of the Company, the Certificate of Incorporation on Change of Name of the Company and the Certificate of Incorporation on Conversion to a public company of the Company;

(d)	a certified true extract of the resolutions passed by the board of directors of the Company (“Board of Directors”) on 1 February 2007 (“Board Resolutions”) and a certified true extract of the minutes of the Nineteenth Annual General Meeting of the Company held on 24 April 2007 (“Shareholders’ Resolutions”), authorising, inter alia, the granting of the Restricted Share Units (“RSUs”) in accordance with the provisions of the RSP, the granting of the Performance Share Units (“PSUs”) in accordance with the provisions of the PSP and the allotment and issuance of the Shares as may be required to be allotted and issued pursuant to the vesting of the RSUs and PSUs under the RSP and the PSP respectively; and

(e)	such records of the corporate proceedings of the Company as we have deemed relevant and such other certificates, records and documents as we deemed necessary for the purposes of this opinion.
3.	We have assumed:
(a)	the genuineness of all signatures, seals and chops (if any) on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(b)	that copies of the Memorandum and Articles of Association and the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company submitted to us for examination are true, complete and up-to-date copies;

(c)	the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents, which or copies of which have been submitted to us;

(d)	that copies of the extracts of the Board Resolutions and the Shareholders’ Resolutions submitted to us for examination are true, complete and up to date copies; and

(e)	that the Board Resolutions and the Shareholders’ Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions or the Shareholders’ Resolutions.
4.	Based upon the foregoing and assuming that there shall be subsisting a valid authority given pursuant to Section 161 of the Companies Act, Chapter 50 of Singapore in respect of the issue of Shares at the time of the issue of the Shares, we are of the opinion that:
(a)	the RSP Shares will be duly authorised and, when and to the extent RSUs are granted pursuant to the RSP and vested in accordance with the terms of the RSP and upon receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the RSP Shares pursuant to the vesting of the RSUs under the RSP and, upon the issue of the share certificates representing the RSP Shares in accordance with the Articles of Association of the Company, the RSP Shares will be validly issued, fully-paid and non-assessable; and

(b)	the PSP Shares will be duly authorised and, when and to the extent PSUs are granted pursuant to the PSP and vested in accordance with the terms of the PSP and upon the receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the PSP Shares pursuant to the vesting of the PSUs under the PSP and, upon the issue of the share certificates representing the PSP Shares in accordance with the Articles of Association of the Company, the PSP Shares will be validly issued, fully paid and non-assessable.
For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Shares to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of the Shares.
5.	We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.
Yours faithfully,
/s/   Allen & Gledhill LLP
Allen & Gledhill LLP

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